Exhibit 5.1 and 23.1

[Reed Smith LLP Letterhead]

April 3, 2013

W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York  10020

Re:                         Registration Statement on Form S-8 for W. P. Carey Inc. Employee Share Purchase Plan

Ladies and Gentlemen:

We have acted as counsel to W. P. Carey Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) on Form S-8 (the “Registration Statement”) of the issuance by the Company from time to time of up to 408,693 shares of its Common Stock, without par values (the “Shares”) under the Company’s Employee Share Purchase Plan (the “Plan”).

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Shares have been duly authorized, and when the Registration Statement has become effective under the Act and when the Shares have been duly issued in accordance with the Plan, the Shares will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ REED SMITH LLP
REED SMITH LLP